EXHIBIT 99(A)(4)
                                                                ----------------

                                    OVERVIEW
                                       OF
                        WESTCOAST HOSPITALITY CORPORATION
                          STOCK OPTION EXCHANGE PROGRAM


                                  July 2, 2002


IMPORTANT:  Your personal information on how to exchange your options

WestCoast is offering its employees a program for all outstanding options under our 1998 Stock Incentive Plan that have an exercise price of $15 per share. The options you voluntarily elect to exchange will be canceled and new options will be granted under the program. The last page of this overview shows the number of your options that are eligible for exchange and the number of new options you will receive if you decide to exchange them.

IMPORTANT DOCUMENTS TO REVIEW:

This overview summarizes some of the key terms of the program. ATTACHED ARE TWO IMPORTANT DOCUMENTS YOU NEED TO REVIEW CAREFULLY BEFORE YOU DECIDE WHETHER TO
PARTICIPATE:

o The first document is the OFFER TO EXCHANGE. This is our official offer to exchange. It contains details of all of the terms and conditions of the program.

o The second document is the LETTER OF TRANSMITTAL. This is the document that you will need to sign and return by July 31, 2002 in order to exchange your options.

We are also attaching a list of FREQUENTLY ASKED QUESTIONS regarding the program.


IMPORTANT FACTS ABOUT THE PROGRAM:

o The offer to exchange your options is scheduled to expire at 5:00 p.m. Pacific Daylight Time, on Wednesday, July 31, 2002. If you wish to exchange your options, you must submit the required documentation by that date.

o You have the right to choose not to exchange your options. If you decide not to exchange your options, you don't have to take any action.

o You only may exchange options that have an exercise price of $15 per share. If you have more than one such option, you must exchange all of them.

o We will grant an option for one option share for every two option shares that we accept for exchange. Therefore, if your options have been properly tendered and accepted for exchange, you will be entitled to receive a new option to purchase half the total number of shares of our common stock that are subject to the options that you tender (subject to adjustments for any stock splits, stock dividends and similar events).

o We will grant the new options on or about the first business day which is at least six months and one day following the date we accept and cancel the tendered options. If we accept and cancel the tendered options on July 31, 2002, as currently scheduled, we will grant the new options on or about February 3, 2003.

o The exercise price of all new options will be equal to the closing sale price of our common stock on the New York Stock Exchange on the business day immediately preceding the date we grant the new options.

o The new options will initially be unvested. One-half of the options will vest six months following the date of grant, one-fourth of the options will vest on the first anniversary of the date of grant and the remaining one-fourth of the options will vest on the second anniversary of the date of grant. The term of the new options will be for ten years from the date of grant.

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o     In order to receive your new options, you must remain an employee of
      WestCoast Hospitality Corporation or one of our subsidiaries from the date you tender your existing options until the date we grant the new options. If you do not remain an employee for any reason, you will not receive any new options or any other consideration for the options you tender for exchange. Once you have tendered your options for exchange, you will not receive new options until the new grant date, but you will receive a confirmation letter advising you that the tendered options have been accepted for exchange.

o Our board of directors makes no recommendation as to whether you should tender or refrain from tendering your options in the offer. You must make your own decision concerning whether to tender your options.

o This offer is being made under the terms and subject to the conditions of the Offer to Exchange and the related Letter of Transmittal that accompany this overview. You should carefully read these documents before you decide whether to tender your options. A tender of options involves risks that are discussed in the Offer to Exchange.

KEY DATES:

Below is a calendar highlighting the key dates in the exchange program:

DATE                           ACTION

July 2, 2002                   Offer period begins. All eligible option holders
                               receive program materials by mail.

July 31, 2002                  Offer period ends. All materials due to Patricia
                               Stapleton at WestCoast Hospitality Corporation.

Week of August 5, 2002         Confirmation letter sent to tendering option
                               holders.

Early February 2003            New options granted at an exercise price equal to
                               the closing sale price of WestCoast's stock on the business day immediately preceding the grant date of the new options.

HOW TO TENDER OPTIONS:

To tender options, you must properly complete and return to us the attached Letter of Transmittal as follows:

1. Complete and sign the signature page (page 3 of the Letter of Transmittal).

2. Fax or otherwise deliver a hard copy of the completed letter on or before 5:00 p.m., Pacific Daylight Time, on Wednesday, July 31, 2002, to:

           WestCoast Hospitality Corporation
           201 West North River Drive, Suite 100
           Spokane, Washington 99201
           Attention: Patricia Stapleton
           Facsimile: (509) 325-7324

IF YOU HAVE QUESTIONS:

If you have any questions about the program or you would like to receive additional copies of the Offer to Exchange and Letter of Transmittal, please contact Patricia Stapleton at the above address, by telephone at (509) 777-6321), or via email at PAT.STAPLETON@WESTCOASTHOTELS.COM.

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




                          OPTIONS ELIGIBLE FOR EXCHANGE


                               ELIGIBLE EMPLOYEE:

                                     {Name}



                 NUMBER OF OPTION SHARES ELIGIBLE FOR EXCHANGE:

                                  {Old Options}



                   NUMBER OF NEW OPTIONS ISSUABLE IN EXCHANGE:

                                  {New Options}